Exhibit 10.26

INVESTMENT TECHNOLOGY GROUP, INC.

PERFORMANCE STOCK UNIT GRANT AGREEMENT

FOR EMPLOYEES

THIS GRANT AGREEMENT, dated as of                             (the “Date of Grant”), is entered into by and between Investment Technology Group, Inc. (the “Company”), a Delaware corporation, and                         , an employee of the Company (the “Employee”).

WHEREAS, the Employee has been awarded the following Grant under the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”).  Capitalized terms used herein and not defined herein shall have the meanings set forth in the Plan.  In the event of any conflict between this Grant Agreement and the Plan, the Plan shall control.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.          Grant of Stock Units.  Subject to the terms and conditions set forth in this Grant Agreement and the Plan, the Employee is hereby awarded            Stock Units that represent hypothetical shares of Company Stock on a one-for-one basis (the “Stock Unit Grant”).

2.          Grant Subject to Plan Provisions.  This Stock Unit Grant is granted pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The Plan and the Plan prospectus are available at http://assetlib.itginc.com/stellent/groups/public/documents/itginc/047794.pdf and http://assetlib.itginc.com/stellent/groups/public/documents/itginc/047867.pdf, respectively; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Legal Department of the Company at ITG_Legal or 212.444.6378.  This Stock Unit Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification or listing of the shares issued under the Plan, (b) changes in capitalization, (c) requirements of applicable law and (d) all other Plan provisions.  The Committee has the authority to interpret and construe this Grant Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder.

3.          Stock Unit Account.  The Company shall establish and maintain a Stock Unit bookkeeping account (the “Account”) on its records for the Employee and shall record in the Account the number of Stock Units awarded to the Employee.  No shares of stock shall be issued to the Employee at the time the Stock Unit Grant is made.

4.          Vesting of the Stock Unit Grant.

(a)        Except as otherwise provided herein, a percentage between 0% and 100% of the Stock Units underlying this Stock Unit Grant shall vest on [insert third anniversary of the Date of Grant], provided that the Employee has remained continuously employed by the Employer from the Date of Grant through the vesting date, based on the amount of the Employer’s “Cumulative Three Year Pre-Tax Operating Income” (as defined below) determined in accordance with the following schedule:

Vesting Thresholds - Cumulative Three Year Pre-Tax Operating Income	Percentage of Stock Unit Grant that Vests

Less than $ million	0%
$ million	25%
$ million	50%
$ million	75%
$ million or more	100%

In the event the amount of Cumulative Three Year Pre-Tax Operating Income is between two of the thresholds set forth in the schedule above, the percentage of the Stock Units underlying the Stock Unit Grant that shall vest shall be determined by multiplying (A) 25% by (B) a fraction, the numerator of which is the excess of the actual Cumulative Three Year Pre-Tax Operating Income over the next lowest vesting threshold and the denominator of which is the excess of the next higher vesting threshold over the next lower vesting threshold and adding the product to the percentage corresponding to the next lowest vesting threshold.

For example, if Cumulative Three Year Pre-Tax Operating Income is $      million, the vesting percentage would be 86.5% = [[(     -     )/(     -       )] x 25%] + 75%.

For purposes hereof, (i) “Cumulative Three Year Pre-Tax Operating Income” shall mean the Employer’s “Pre-Tax Operating Income” for the period beginning              through             , and (ii) “Pre-Tax Operating Income” means the consolidated pre-tax income of the Employer, computed in accordance with generally accepted accounting principles, (A) prior to reduction for income taxes and (B) excluding one time gains, nonrecurring restructuring charges and non-cash charges (including impairment of good will).  The determination of “Cumulative Three Year Pre-Tax Operating Income” shall be made by the Committee in good faith, which determination shall be binding on the Employee.

(b)        To the extent the Stock Unit Grant does not vest on           , the Stock Unit Grant shall be forfeited.  In the event of the Employee’s Termination of Service (as defined below) for any reason prior to           , all Stock Units underlying the Stock Unit Grant that are not then vested shall be forfeited.

(c)        Notwithstanding any other provision of this Grant Agreement to the contrary, upon the occurrence of a Change in Control prior to             , 100% of the Stock Unit Grant shall become vested as of the date of the Change in Control, provided that the Employee has remained continuously employed by the Employer from the Date of Grant through the date of such Change in Control.

(d)        Unless otherwise provided by the Committee, all amounts receivable in connection with any adjustments to the Company Stock under Section 5(d) of the Plan shall be subject to the vesting schedule in this Section 4.

5.             Termination of Service; Forfeiture of Unvested Stock Unit Grant.  In the event of the Employee’s Termination of Service prior to the date the Stock Unit Grant otherwise becomes vested in accordance with the provisions of Section 4 above, the Stock Unit Grant shall immediately be forfeited by the Employee.

“Termination of Service” means the Employee ceases to be employed by the Employer.  An Employee employed by a Subsidiary of the Company shall also be deemed to incur a Termination of Service if such Subsidiary ceases to be a Subsidiary of the Company and such Employee does not immediately thereafter become employed by the Company or another Subsidiary of the Company.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among Employers shall not be considered a Termination of Service.

6.             Distribution of Shares.  The Company shall distribute to the Employee (or the Employee’s heirs in the event of the Employee’s death) at the time of vesting of the Stock Unit Grant in accordance with Section 4 above (but not later than March 15 of the calendar year following the calendar year in which the Stock Units vest), a number of shares of Company Stock equal to the number of Stock Units then held by the Employee that became vested at such time, subject to reduction for withholding of shares pursuant to Section 9 below.

7.             Rights and Restrictions.  The Stock Unit Grant shall not be transferable, other than by will or under the laws of descent and distribution (or pursuant to a beneficiary designation authorized by the Committee).  Prior to vesting of the Stock Unit Grant and delivery of the shares of Company Stock to the Employee, the Employee shall not have any rights or privileges of a stockholder as to the shares of Company Stock subject to the Stock Unit Grant.  Specifically, the Employee shall not have the right to receive dividends or the right to vote such shares of Company Stock, nor shall the Employee have the right to sell, assign, pledge, hypothecate, encumber, transfer or otherwise dispose of, in whole or in part, the Stock Unit Grant, prior to vesting of the Stock Unit Grant and delivery of the shares of Company Stock.  The Employee shall not have any interest in any fund or specific assets of the Employer by reason of this Stock Unit Grant or the Account established for the Employee.

8.             Limitations.  Nothing herein shall limit the Company’s right to issue Company Stock, Stock Units or other rights to purchase Company Stock subject to vesting, expiration and other terms and conditions deemed appropriate by the Company and its affiliates.  Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any right, remedy or claim under or by reason of this Grant Agreement or of any term, covenant or condition hereof.

9.             Withholding.  The Employee shall pay to the Employer or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at any time with respect to the Stock Unit Grant and the Employer shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld.  To the extent permitted by the Committee, the Employee may elect to have the Employer withhold Company Stock to pay any applicable withholding taxes resulting from the Stock Unit Grant, in accordance with any rules or regulations of the Committee then in effect.

10.           Expenses of Issuance of Company Stock.  The issuance of stock certificates hereunder shall be without charge to the Employee.  The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Company Stock.

11.           Terms are Binding.  The terms of this Grant Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Employee and the Company.

12.           Compliance with Law.  The transfer of Company Stock hereunder shall be subject to the terms, conditions and restrictions as set forth in the governing instruments of the Company, Company policies, applicable federal and state securities laws or any other applicable laws or regulations, and approvals by any governmental or regulatory agency as may be required.  By signing this Grant Agreement, the Employee agrees not to sell any Company Stock at a time when applicable laws or the Company policies prohibit a sale.

13.           References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Grant Agreement.

14.           Notices.  Any notice required or permitted to be given under this Grant Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently, by similar process, give notice of:

If to the Company:

Investment Technology Group, Inc.

380 Madison Avenue

New York, NY 10017

Attention: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Employer’s corporate records, or at any other address at which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

15.           No Right to Continued Employment.  This Stock Unit Grant shall not confer upon the Employee any right to continue in the employ of the Employer nor shall this Stock Unit Grant interfere with the right of the Employer to terminate the Employee’s employment at any time.

16.           Section 409A.  It is intended that the Stock Unit Grant issued hereunder shall comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Stock Unit Grant is subject thereto, and the Stock Unit Grant shall be interpreted on a basis consistent with such intent.  In no event shall the Employee, directly or indirectly, designate the calendar year in which the shares underlying the Stock Unit Grant will be distributed.  This Grant Agreement may be amended without the consent of the Employee in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

17.           Costs.  In any action at law or in equity to enforce any of the provisions or rights under this Grant Agreement, including any arbitration proceedings to enforce such provisions or rights, the unsuccessful party to such litigation or arbitration, as determined by the court in a final judgment or decree, or by the panel of arbitrators in its award, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys’ fees shall be included as part of the judgment.

18.           Further Assurances.  The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Grant Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

19.           Counterparts.  For convenience, this Grant Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

20.           Governing Law.  This Grant Agreement shall be construed and enforced in accordance with Section 19(h) of the Plan.

21.           Entire Agreement.  This Grant Agreement, together with the Plan, sets forth the entire agreement between the parties with reference to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, express, or implied, between them with respect to the Stock Unit Grant other than as set forth herein or therein, all prior agreements, promises, representations and understandings relative thereto being herein merged.

22.           Amendment; Waiver.  This Grant Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  Any such written instrument must be approved by the Committee to be effective as against the Company.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Grant Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Grant Agreement.

23.           Severability.  Any provision of this Grant Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Grant Agreement as of the date first above written.

INVESTMENT TECHNOLOGY GROUP, INC.

By:
Name: Robert C. Gasser
Title: CEO and President

I hereby accept the Stock Unit Grant described in this Grant Agreement, and I agree to be bound by the terms of the Plan and this Grant Agreement.  I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

[Insert Name of the Employee]